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     AMENDMENT AGREEMENT, dated as of January 1, 2003 (the "Amendment"), to the
     Key Employees Employment Agreement, effective as of January 1, 2002, by and between, CENTRA INDUSTRIES, INC., a Delaware corporation (the "Company"), and Gary Fuchs ("Fuchs").
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     The Company and Fuchs entered into a Key Employees Employment Agreement effective January 1, 2002 (the "Employment Agreement"), setting forth the terms and conditions of Fuch's employment with the Company.

     Pursuant to Section 5.5 of the Employment Agreement, the Company and Fuchs wish to amend the terms of the incentive compensation granted to Fuchs.

     The parties hereto hereby agree as follows:

     1. Section 3.1 shall be deleted in its entirety and replaced as follows:

     "3.1 BASE SALARY. Subject to the provisions of this Section 3.1, the Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of Two Hundred Sixty One Thousand Dollars ($261,000), plus such bonuses (if any) as shall be awarded in the discretion of the Board pursuant to Section 3.2. The base salary may be increased on an annual basis by the Board in its discretion. Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company and subject to all required withholdings for income taxes, FICA, Medicaid, etc."

     2. Section 3.2 shall be deleted in its entirety and replaced as follows:

     "3.2 INCENTIVE COMPENSATION. In addition to the base salary, Employee shall be entitled to receive payments under the Company's executive incentive compensation and/or bonus programs (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate for similarly situated employees of the Company but in any event not less than fifty percent (50%) of the Base Salary."

     3. Section 3.4 shall be deleted in its entirety and replaced as follows:

     "3.4 EXPENSES. During the term of his employment hereunder, Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by him or her (in accordance with the policies and procedures established by the Company) in performing services hereunder. Employee shall also be entitled to a housing and automobile allowance in the amount of $7,500 per month payable at the beginning of each month."

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     4. On and after the effectiveness of this Amendment, each reference in the
Employment Agreement to "this Agreement," "hereunder," "herein," or words of like import referring to the Employment Agreement shall mean and be a reference to Employment Agreement as amended by this Amendment.

     5. Except as set forth above, the provisions of the Employment Agreement shall remain in full force and effect as originally stated therein.

     6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                   CENTRA INDUSTRIES, INC.

                                   By: /s/ Larry Garriott
                                       -----------------------------------------
                                       Name:  Larry Garriott
                                       Title: Chairman


                                       /s/ Gary Fuchs
                                       -----------------------------------------
                                       Gary Fuchs